Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission and in the Application for Conversion on Form AC filed with the Office of Thrift Supervision of our report dated December 18, 2007 on the consolidated statements of financial condition of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2007.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus and Proxy Statement/Prospectus that are part of the Registration Statement and the Application for Conversion.

Baltimore, Maryland

January 15, 2008